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                                                                    EXHIBIT 99.1


                             CONFERENCE CALL SCRIPT
                                 OCTOBER 8, 2003

Good afternoon. I'm Jim Regan, chairman and CEO of Dynamics Research Corporation. I appreciate your joining me on this call today so that I might have the opportunity to provide additional information concerning the impending civil filing by the US Attorney against DRC announced in the press release we issued this afternoon.

Given the status of the litigation, I am limited as to what I can say which I know you can appreciate. Nevertheless, the purpose of this call is to promptly and consistently provide to you as much information concerning this matter as I can. Unfortunately, since the complaint has not yet been filed I will not be able to answer questions today, beyond my prepared comments.

I remind you that my comments today may contain forward-looking statements on the company's financial results and business conditions that are subject to material risks and uncertainties. Actual results could differ materially from those forward-looking statements, which are being made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For more detailed information concerning how these risks and uncertainties could affect the company's financial results, please refer to DRC's report Form 10-K and other reports filed with the SEC.

We are anticipating that the US Attorney's office in Boston will file, as early as tomorrow, a civil complaint, including Anti-Kickback and False Claims Act claims against the company. As previously disclosed in the company's most recent Form 10-Q filing, DRC had been in settlement discussions with the US Attorney's office on a matter involving two former company employees who were convicted of overcharging and defrauding the Department of Defense by directing sales through their own separate and independent companies. Regrettably, we have been unable to reach a settlement agreement and we have been informed of the US Attorney's intention to file a multiple damages civil action against the company as a result of the actions of these two former employees. At this point, we don't know the amount of the damages ultimately to be sought by the US Attorney but expect it to be a multiple of the $10 million that the government claims the two employees defrauded the Air Force. This is despite the fact that we believe the government has recouped most, or perhaps more than its total financial losses through restitution, fines and income taxes and interest belatedly paid by the criminal defendants. Under these circumstances, we believe the government is overreaching and acting without any apparent concern for innocent DRC employees and shareholders.

When the US Attorney's office notified me of the alleged acts of the two rogue employees, I acted immediately and decisively by firing them and cooperating fully with the government's investigation and successful criminal prosecution of Paul Arguin and

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Victor Garber. As a result of our proactive, aggressive support and assistance to the case, the two were convicted, fined and sent to prison. In October 2000, when the grand jury handed down the indictment of Arguin and Garber, the US Attorney's office expressed its gratitude to me for the company's full and complete cooperation with the investigation.

I want to emphasize that DRC was not charged in this matter and did not receive any financial or other benefits whatsoever.

The criminal conduct of the two former employees was clandestinely carried out by them. They operated without the knowledge of others within the corporation and without any intention to benefit the corporation or its shareholders. In fact, the fraud perpetrated by the two rogue employees was made possible by the actions of certain government personnel and other companies unrelated to DRC.

Regarding legal expenses while we are disappointed that this matter is not behind us, we don't anticipate significant costs associated with litigation this fiscal year, and we continue to expect in the long term, improving operating margins consistent with our strategy.

We have strong longstanding relationships with our customers. We remain focused on customer delivery and satisfaction. This matter has not affected our customer relationships to date and we do not expect this filing to have an effect on the strength of those relationships going forward. Indeed, even after the criminal convictions of Arguin and Garber, we successfully competed for new contracts with the customer who had been defrauded by them.

We believe that we have substantive legal and factual defenses to these charges and intend to vigorously defend the company's position. We have turned this matter over to our attorneys. We have engaged Mark Pearlstein of McDermott, Will & Emery as lead defense counsel. Mark was a former prosecutor in the US Attorney's Office in Boston from 1989 to 2000 having served for 3 1/2 years as the First Assistant US Attorney overseeing both the Criminal and Civil Divisions. I am pleased to have Mark leading our legal team and am confident in our position.

We do not know, what, if any, impact this filing will have on the Department of Justice investigation by the Anti-trust Division. As also disclosed in the company's most recent Form 10-Q and as we have discussed in our quarterly conference calls, that investigation is ongoing. Document production by DRC has been completed to the best of our knowledge, and there have been no further requests by the Department of Justice.

While we expect our outside counsel to be vigorously defending the company's position, management will continue to be focused on activities that build value for our stakeholders.

This concludes the call. Thank you for participating.